Exhibit 99.3

Simpson Manufacturing Co., Inc. and Subsidiaries

Simpson Manufacturing Co., Inc. Code of Business Conduct and Ethics

At Simpson Manufacturing Co., Inc. and its subsidiaries (Company), we expect that all of our employees, officers and directors will treat each other, our customers, and our suppliers with goodwill, trust, and respect.  As a Company, we value honesty, high ethical standards and compliance with laws, rules and regulations.

The following provides guidance on the application of these principles:

Compliance with laws, rules and regulations.

Accounting Requirements: Follow the accepted rules and controls required by the U.S. Securities and Exchange Commission (SEC), Financial Accounting Standards Board (FASB), and New York Stock Exchange (NYSE).  For additional information on these rules and controls, contact the Company’s Chief Financial Officer.

Equal Employment Opportunity (EEO) and Discrimination Laws: It continues to be the practice of the Company to employ positive business and personnel practices designed to ensure the full realization of equal employment opportunity.  Further, we expect all employees to accomplish their work in a businesslike manner with a concern for the well-being of their co-workers.  Harassment of any employee by any other employee is prohibited, regardless of their working relationship.  Any employee who experiences harassment should bring it to the attention of his/her supervisor or branch manager.  If the employee is not satisfied that the matter has been appropriately addressed, the employee should feel free to contact the President of his/her company or the President of Simpson Manufacturing.

Securities Laws: All employees of the Company are prohibited from transacting in the Company’s securities, for themselves, family members, friends or any other person, while in the possession of material, nonpublic (inside) information concerning the Company.  In addition employees must not give inside information to anyone.  Inside information is information that the Company has not made public about any Company activities, such as earnings estimates, the commencement or outcome of litigation, mergers and acquisitions, or any other information that could affect the Company’s fortunes and therefore the price of the stock.  For more detailed information, please refer to Insider Trading — Policies and Procedures, available from the Company’s Chief Financial Officer.

Antitrust Laws:  We do not discuss our prices with our competitors.  We do not enter into illegal agreements or engage in illegal practices in restraint of trade.  For additional information on antitrust laws, contact the President of your company or the President of Simpson Manufacturing.

Health and Safety.  The Company seeks to provide a clean, safe and healthy place to work.  All employees are expected to observe all safety rules and practices and to follow instructions concerning safe work practices.

Record Keeping and Reporting of Information.  All records and reported information must be accurate, complete, honest and timely.

Conflicts of interest.  Every employee, officer or director, is expected to make decisions in the best interest of the Company and not for personal gain.  A conflict of interest can arise when an employee, officer or director takes action or has a personal interest that may make it difficult to perform his or her work for the Company objectively and effectively.  This may include outside business interests, outside employment, outside investments and business relationships with friends or relatives that could cause a conflict of interest.  Employees, officers and directors should report potential conflicts of interest and are prohibited from taking for themselves personally opportunities that are discovered or may be available through the use of the Company’s property, information or position.  Employees are prohibited from accepting meals, entertainment, travel, gratuities, merchandise or promotional material that could influence objectivity in making business decisions, and in any event you are prohibited from accepting any such item worth more than $50.

Fair dealing.  Employees, officers and directors should endeavor to deal fairly with the Company’s customers and suppliers and each other.  No one should take unfair advantage of anyone else through manipulation or misrepresentation of material facts.

Quality.  Products that meet our quality standards are essential to our success.  Everyone in the Company is responsible for product quality and must be committed to ensuring the effectiveness of the Quality Management System.  For more information on the Company’s Quality Principles, please see your supervisor.

Protection and proper use of Company assets.  All employees, officers and directors should protect the Company’s assets and ensure their efficient use.

Confidentiality.  Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company, its customers, and its vendors and suppliers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information.

Encouraging the reporting of any illegal or unethical behavior.  Many areas of the law, such as securities and antitrust, are very complicated.  The Company encourages employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.  Additionally, employees should report violations of laws, rules, regulations or the Code of Business Conduct and Ethics to the President of the Company or the subsidiary or an ombudsman appointed for this purpose.  There will be no retaliation against anyone who presents this type of information in good faith.

Waiver of the Code of Business Conduct and Ethics

There will be no waivers to the Code of Business Conduct and Ethics.